Exhibit 99.1

DSW Inc. Announces New Brand Presidents to Support Recent Acquisitions

For immediate release
COLUMBUS, Ohio, Jan. 10, 2019 /PRNewswire/ -- DSW Inc. (NYSE: DSW), one of North America’s largest designers, producers and retailers of branded footwear and accessories, today announced the creation of several new executive positions. The changes will create clear brand leadership following the 2018 acquisition of its Canadian business, formerly known as Town Shoes Limited (“TSL”), and Camuto Group.
Bill Jordan will be promoted to president of DSW Designer Shoe Warehouse, placing accountability for the entire DSW business in the U.S. and Canada under his leadership. Jordan joined the company in 2006 and previously held roles as DSW’s general counsel and chief administrative officer before being appointed president of TSL. In this role, he led its successful acquisition and integration, delivering strong results while turning the business around in 2018.
Mary Turner will be promoted to president of the Shoe Company and Shoe Warehouse banners in Canada, developing plans to expand these smaller-footprint family-friendly value chains in the U.S. Turner joined TSL in 2017 as chief merchandising officer and was later named chief operating officer. Previously, she was an executive with Hudson’s Bay Company for nearly 20 years.
Debbie Ferrée will be promoted to vice chair and president of DSW Inc. and will focus on growing strategic vendor relationships across all of the brands-critical work to ensure the long-term success of the entire enterprise. Ferrée, who serves as the company’s vice chair, was previously DSW’s chief merchandising officer, and has been with DSW since 1997. Ferrée will be succeeded as chief merchandising officer by Jim Weinberg, who has been with DSW since 2015 as general merchandising manager for the company’s women’s footwear and exclusive brands business.
Ferrée, Jordan, and Turner will join previously named Camuto Group President Simon Nankervis in reporting to DSW Inc. CEO Roger Rawlins.
“DSW Inc. experienced an incredible year of growth in 2018, acquiring two businesses and transforming our enterprise,” explained DSW Inc. Chief Executive Officer Roger Rawlins. “Our goal now is to connect resources and deliver growth across our enterprise. Creating president-level leadership and delineating our brands will create consistency and efficiency.”
Continued Rawlins, “I am thrilled to elevate Bill, Mary and Debbie to president positions, creating consistency across our brands, strengthening the organization’s succession plans and generating development opportunities for leaders and associates while we execute with focus and tempo as the most dominant footwear player in North America.”
The company’s organizational changes become effective February 3, 2019.

About DSW Inc.
DSW Inc. is one of North America's largest designers, producers and retailers of footwear and accessories. The company operates a portfolio of retail concepts in nearly 1,000 locations under the DSW Designer Shoe Warehouse®, Shoe Company®, Shoe Warehouse® and Town Shoes® brands and operates leased locations in the U.S. through its Affiliated Business Group. DSW Inc. designs and

Exhibit 99.1

produces footwear and accessories through Camuto Group, a leading manufacturer selling in more than 5,400 doors worldwide. The Camuto Group owns licensing rights for the Jessica Simpson® footwear business, and footwear and handbag licenses for Lucky Brand® and Max Studio®. In partnership with a joint venture with Authentic Brands Group, DSW Inc. also owns a stake in Vince Camuto®, Louise et Cie®, Sole Society®, CC Corso Como®, Enzo Angiolini® and others. More information can be found at www.dswinc.com.

SOURCE DSW Inc.
For further information: Margaret Standing, Director, Corporate Communications mediarelations@dswinc.com; Christina Cheng, Senior Director, Investor Relations, investorrelations@dswinc.com